Exhibit 10.7

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (this “Agreement”) effective as of April 1, 2018 (the “Effective Date”), by and among MICHAEL KORS HOLDINGS LIMITED, a British Virgin Islands corporation having its principal executive office in London, United Kingdom (“MKHL”), MICHAEL KORS (USA), INC., a Delaware corporation having its principal executive office in New York County, New York (the “Corporation” and, together with MKHL, the “Company Parties”), and MICHAEL D. KORS (“Kors”). The Company Parties and Kors may be referred to in this Agreement collectively as the “parties.”
WHEREAS, the Company Parties have previously entered into that certain Second Amended and Restated Employment Agreement with Kors, dated as of May 20, 2015 (the “Restated Employment Agreement”); and
WHEREAS, the parties desire to amend and restate the Restated Employment Agreement to make changes to the compensation of Kors and to otherwise modify the Restated Employment Agreement in accordance with the terms and provisions herein contained.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto hereby agree as follows:
1.Term. The term of the employment of Kors under this Agreement shall continue until terminated in accordance with and subject to the terms and provisions of this Agreement (the “Term”). This Agreement shall be effective as of the Effective Date. Until the Effective Date, the terms and conditions of Kors’ employment by the Company Parties shall be governed by the Restated Employment Agreement which shall remain in full force and effect through and including March 31, 2018.
2.Offices and Positions. The Company Parties agree to continue to employ Kors, and Kors agrees to continue to be employed by the Company Parties as the Honorary Chairman and Chief Creative Officer, on the terms and subject to the conditions contained herein. During the Term, each of the Company Parties shall use its best efforts to cause Kors to be appointed or elected, as the case may be, to the Board of Directors of each of the Company Parties (the “Company Boards”). Kors agrees that upon termination of his employment with the Company Parties for any reason, he shall resign immediately from each of the Company Boards, as well as from any officerships and/or directorships with any subsidiaries of MKHL. During the Term, each of the Company Parties shall consult with Kors regarding the hiring of any Chief Executive Officer (or equivalent executive officer) of any of the Company Parties.
3.Duties.
(a)Throughout the Term, Kors shall devote substantially all of his business time exclusively to the business of the Company Parties and their respective affiliates to design collections of apparel, accessories and related products as needed by the Company Parties and its affiliates and to promote the business and affairs of the Company Parties and their respective affiliates, in each case, with respect to the MICHAEL KORS brand. It is agreed and understood that, during the Term, Kors will have creative and aesthetic control of the products produced and sold under or bearing the “MICHAEL KORS” trademark and any variation of such name and the initials of such name in whatever form or style and all related trade names, copyrights, logos and similar rights (the “Marks”), including exclusive control of the design of such products; provided, that this sentence shall not apply to any attempted exercise by Kors of the foregoing rights that is not commercially reasonable.
(b)Throughout the Term, Kors shall not, without the prior written consent of the Company Parties, directly or indirectly, render services to or for any other person or firm whether or not for compensation or engage in any activity that, in either case, is in competition with the business of MKHL and its subsidiaries (MKHL and its subsidiaries collectively, the “MK Group”); provided, however, that Kors may participate in charitable activities not inconsistent with the intent of this Agreement. The making of passive personal investments shall not be prohibited hereunder. In addition, subject to Section 3(a), Kors may participate in literary, theatrical or artistic activities, but only if and to the extent that the Company Parties shall have determined in advance (in their reasonable discretion) that such activities would not be detrimental to the Marks.

4.Compensation.
(a)Salary. Throughout the Term, Kors’ base salary (the “Base Salary”) shall be at the rate of US$1,350,000 per annum, which, except as otherwise set forth in the second to last sentence of this Section 4(a), shall be payable by the Corporation to Kors in periodic installments in accordance with the Corporation’s customary payroll practices in effect from time to time. The Base Salary shall be subject to possible increases at the sole discretion of the MKHL Board (or appropriate committee thereof, including the Compensation and Talent Committee the “Compensation Committee”); provided, however, that in no event shall Kors’ Base Salary during the Term be reduced below US$1,350,000 or otherwise reduced after any increase, except with Kors’ written consent. The term “Base Salary” as utilized in this Agreement shall refer to Kors’ annual base salary as then in effect. A portion of Kors’ Base Salary equal to one-fourth (1/4) the annual retainer paid to MKHL’s independent directors together with the meeting fees payable to the independent directors for the applicable quarter shall be payable to Kors by MKHL on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of MKHL. For the avoidance of doubt, this is not additional Base Salary or other compensation for Kors but merely an allocation of Base Salary from the Corporation employer to MKHL for services performed by Kors as a director of MKHL.
(b)Annual Cash Incentive.
(i)Cash Incentive. During the Term and commencing with MKHL’s fiscal year beginning April 1, 2018, Kors shall be eligible to earn the annual cash incentive payments described in this Section 4(b)(i) in accordance with, and subject to, the terms and conditions of, the Company Parties’ then existing executive cash incentive program which is a component of the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan as the same may be amended or modified by MKHL from time to time in its sole discretion (subject to shareholder approval if required) (the “Incentive Plan”). The annual cash incentive payment (the “Cash Incentive”) shall be a percentage of Kors’ Base Salary (with incentive levels set at 100% threshold - 200% target - 400% maximum). Such incentive levels may be increased by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) for any fiscal year in its sole discretion but shall not be decreased below the incentive levels set forth in this Agreement without the written consent of Kors. The Cash Incentive shall be based upon the achievement of performance goals established by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) over a performance period also established by the MKHL Board (or appropriate committee thereof, including the Compensation Committee). The MKHL Board (or appropriate committee thereof, including the Compensation Committee) may base such performance goals upon such appropriate criteria as they may determine. Kors must be employed by the Corporation on the date that the Cash Incentive is actually paid which shall be the same date that annual cash incentives are paid to other senior executives of the Corporation. The MKHL Board (or appropriate committee thereof, including the Compensation Committee) must certify the level of the attainment of the applicable performance goal for the performance period and the amount of the Cash Incentive payable to Kors with respect to such performance period. Once certified, the Cash Incentive will be paid to Executive reasonably promptly and in no event later than June 30 next following the last day of the applicable performance period.
(ii)Clawback. Notwithstanding the foregoing, if the MKHL Board (or appropriate committee thereof, including the Compensation Committee) determines that Kors was overpaid, in whole or in part, as a result of a restatement of the reported financial or operating results of MKHL due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), the Company shall be entitled to recover or cancel the difference between (i) any Cash Incentive payment that was based on having met or exceeded performance targets and (ii) the Cash Incentive payment that would have been paid to or earned by Kors had the actual payment or accrual been calculated based on the accurate data or restated results, as applicable (the “Overpayment”). If the MKHL Board (or appropriate committee thereof, including the Compensation Committee) determines that there has been an Overpayment, the Company Parties shall be entitled to demand that Executive reimburse the Corporation for the Overpayment. To the extent Kors does not make reimbursement of the Overpayment, the Company Parties shall have the right to enforce the repayment through the reduction of future salary or the reduction or cancellation of outstanding and future incentive compensation and/or to pursue all other available legal remedies in law or in equity. The MKHL Board (or appropriate committee thereof, including the Compensation Committee) may make determinations of Overpayment at any time through the end of the third (3rd) fiscal year following the year for which the inaccurate performance criteria were measured; provided, that if steps have been taken within such period to restate MKHL’s financial or operating results, the time period shall be extended until such restatement is completed. This Section 4(b)(ii) is in addition to any clawback, forfeiture, recoupment or repayment requirements which may be imposed pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010 or any other applicable rules and regulations of the U.S. Securities and Exchange Commission as may be in effect from time to time.

(c)Other Compensation. In addition to what is required pursuant to Section 5, the Corporation may pay, but shall have no obligation to pay, to Kors such additional compensation in the form of bonuses, fringe benefits or otherwise in such amounts and at such times as the MKHL Board (or appropriate committee thereof, including the Compensation Committee) shall from time to time determine in its sole and absolute discretion.
5.Benefits.
(a)In addition to the compensation described in Section 4, during the Term, Kors shall be entitled to the following:
(i)Kors shall be entitled to participate in all Corporation employee benefit plans (to the extent Kors is eligible therefor), including, without limitation, any health and retirement plans, in each case subject to any applicable laws which shall be in effect from time to time and on the same basis as is available to the other senior executives of the Corporation, in accordance with, and subject to, the terms and conditions of such plans and programs (including, without limitation, any eligibility limitations) as they may be amended or modified by the Corporation from time to time in its sole discretion. If any such benefit plan shall be unavailable to Kors by reason of his nationality or residence, the Corporation shall use it best efforts to provide a substantially equivalent benefit, through another source, at its expense.
(ii)Kors shall be eligible, in the discretion of the MKHL Board (or appropriate committee thereof, including the Compensation Committee), for share option awards, restricted share unit awards and other share-based awards on an annual basis at the same time long-term incentive grants are awarded to other senior executives of the Corporation, and shall be made pursuant to the long-term incentive plan generally applicable to eligible employees of the Corporation (currently the Incentive Plan), in accordance with, and subject to, the terms and conditions of the Incentive Plan as the same may be amended or modified by MKHL in its sole discretion (subject to shareholder approval if required) and the applicable long-term incentive award agreement. Such eligibility is not a guarantee of participation in or of the receipt of any award, payment or other compensation under the Incentive Plan or any other incentive or benefit plans or programs.  The MKHL Board (or appropriate committee thereof, including the Compensation Committee) shall determine all terms of participation (including, without limitation, the size and type of any award, payment or other compensation and the timing and conditions of receipt thereof by Kors).
(iii)Except in the case of the termination of Kors for Cause, in which case any share-based awards granted to Kors under the Incentive Plan shall be forfeited and any share options granted to Kors under the Incentive Plan shall immediately terminate (whether or not vested and/or exercisable), any such share-based incentive awards that have become vested and/or exercisable prior to the date of Kors’ termination of employment hereunder (the “Termination Date”) shall remain vested and/or exercisable after the Termination Date in accordance with the terms and conditions of the Incentive Plan and/or any applicable long-term incentive award agreement. Except as otherwise provided herein, the terms of the Incentive Plan or any other incentive plans shall govern Kors’ rights and obligations thereunder during the Term and at and after the Termination Date.
(iv)The Corporation shall provide the health and medical insurance coverage referred to in Section 5(a)(i) above at its own cost without contribution from Kors. The Corporation also shall pay during the Term the premiums on (A) the whole life insurance policy (the “Whole Life Policy”) currently in place on the life of Kors and (B) the US$500,000 term life insurance policy (the “Term Life Policy”) currently in place on the life of Kors, both of which policies are owned by Kors. Upon termination of this Agreement, the Corporation shall cease to pay premiums on the Whole Life Policy and the Term Life Policy and Kors shall thereafter be solely responsible for the payment of any premiums on both such policies.
(v)The Corporation shall provide Kors with an automobile and driver for transportation to and from the Corporation's offices and for other business purposes. Such automobile shall be a Mercedes-Benz S-Class or an automobile at least substantially equivalent in price thereto.
(b)In addition to the foregoing, Kors acknowledges and agrees that the Corporation may apply for, and purchase, key-man life insurance covering Kors (the “Key-Man Insurance”). The Corporation shall own all rights in any such Key-Man Insurance policies and the proceeds thereof, and Kors shall not have any right, title or interest therein. Kors agrees to assist the Corporation, at the Corporation’s expense, in obtaining such Key-Man Insurance by, among other things, submitting to the customary examinations and correctly preparing, signing and delivering such applications and other documents as may be required by potential insurers.
(c)Anything to the contrary herein notwithstanding, in the event of the occurrence of a condition that may with the passage of time constitute a Permanent Disability (as defined below) of Kors, then the Corporation shall continue to pay to Kors his Base Salary and all other compensation and benefits owed to Kors hereunder until the termination of this

Agreement as provided in Section 10 below, less any payments received by Kors from any disability insurance policy whose premiums are paid by the Corporation. For purposes of this Agreement, the term “Permanent Disability” shall mean any mental or physical condition that: (i) prevents Kors from reasonably discharging his services and employment duties hereunder; (ii) is attested to in writing by a physician who is licensed to practice in the State of New York and is mutually acceptable to Kors and the Company Parties (or, if Kors and the Company Parties are unable to mutually agree on a physician, the MKHL Board may select a physician who is a chairman of a department of medicine at a university-affiliated hospital in the City of New York); and (iii) continues, for any one or related condition, during any period of six (6) consecutive months or for a period aggregating six (6) months in any twelve (12) month period; and such Permanent Disability shall be deemed to have occurred on the last day of such applicable six (6) month period.
6.Vacation; Meetings. Kors shall be entitled to six (6) weeks of vacation annually, and such additional vacation time as may be agreed to by the Chairman of the Board. Kors shall be entitled to additional time off for attendance at meetings, conventions and educational courses, as the Chairman or the Board may from time to time allow.
7.Expenses; Indemnification.
(a)The Corporation shall reimburse Kors for the reasonable business expenses (including travel at the highest class of service available and the use of the corporate jet or private charter in accordance with the Corporation’s policy) incurred by Kors in the course of performing his duties for MKHL and the Corporation, subject to Kors’ compliance with the policies and procedures for reimbursement generally in effect from time to time for senior officers of the Corporation.
(b)The Corporation and/or MKHL (as applicable) will indemnify Kors and hold him harmless to the maximum extent permitted by applicable law, against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Corporation or of any other member of the MK Group; provided, however, that in no event shall Kors be indemnified for acts taken by him in bad faith or in breach of his duty of loyalty to the any of the Company Parties under applicable law. Notwithstanding the foregoing, Kors’ indemnification and hold harmless rights under this Section 7 shall in no event be less favorable in any respect than the terms of any indemnification and hold harmless rights provided by the Corporation and/or MKHL to any senior executive of the Corporation under an employment agreement, indemnification agreement or otherwise. The provisions of this subsection (b) shall survive the termination of this Agreement.
8.Confidentiality; Intellectual Property Rights.
(a)Kors acknowledges that his work for and with the Company Parties and the other members of the MK Group will bring him into close contact with the confidential affairs of the MK Group, including, without limitation, confidential information and trade secrets concerning the MK Group’s working methods, processes, business and other plans, programs, designs, products, profit formulas, customer names, customer requirements and supplier names (collectively, “Confidential Information”). “Confidential Information” shall not include (i) information generally known to the public, (ii) information properly received by Kors outside his engagement with the Company Parties (or any predecessor of the Company Parties) or any other member of the MK Group from any third party not affiliated with the MK Group and not under any duty to any of the Company Parties not to disclose such information, and (iii) any materials, including designs and products created by Kors and which are otherwise “Confidential Information”, to the extent approved in writing by the Company Parties, which approval shall not be unreasonably withheld. Kors acknowledges that such Confidential Information is reposed in him in trust and he shall, both during and for a period of three years after the Term (or such longer period as the Company Parties may be bound to keep any such Confidential Information confidential pursuant to any agreement or otherwise), maintain such Confidential Information in confidence and, except as may be required under applicable law, neither disclose to others nor use such Confidential Information personally without written permission of the Company Parties. Kors agrees, upon termination of this Agreement, to return to the Company Parties all documents or recorded material of any type (including all copies thereof) which may be in his possession or under his control dealing with the Confidential Information.
(b)All trademarks, designs, copyrights and other intellectual property created by or at the direction of Kors in the course of his employment by the Corporation shall remain the property of, and be exclusively owned by, the Corporation without further act of either party. Kors shall, at the reasonable request of the Corporation, execute such documents as may be reasonably necessary to confirm or evidence the Corporation’s ownership of such property.
(c)The obligations of this Section 8 shall survive the termination of this Agreement. Notwithstanding anything to the contrary set forth herein or in any other agreement to which Kors, on the one hand, and the Corporation or any other member of the MK Group, on the other hand, are parties or by which they are bound, (i) the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the "structure or the tax aspects" (as that phrase is used in Section 1.6011-4T(a)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code) of such transactions and (ii) nothing prohibits Kors from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; Kors does not need the prior authorization of the Company’s General Counsel or legal department to make any such reports or disclosures and Kors is not required to notify the Company that Kors has made such reports or disclosures. Kors understands that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Kors further understands that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
9.Notices. Any notice or request permitted or required hereunder shall be in writing deemed sufficient when delivered in person or mailed by certified mail, postage prepaid, or transmitted by facsimile, and addressed if to the Company Parties, c/o the Corporation at the Corporation's principal executive offices in New York, New York, Facsimile No.: (646) 354‑4826, Attn: Chief Executive Officer, and if to Kors, to his home address on file with the Corporation, with copy to:
Patterson Belknap, Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036-6710
Attention: Peter J. Schaeffer, Esq.
Facsimile No.: (212) 336-2222
or to such other address as may be provided by such notice.
10.No Termination.
(a)The Corporation may not terminate the Agreement and Kors’ employment hereunder for any reason other than Cause (as defined below). It is expressly understood that Kors is to be employed hereunder until he dies or becomes Permanently Disabled (in which case this Agreement shall immediately terminate and the Corporation shall only be liable to promptly pay to Kors or his estate (as applicable) the Accrued Obligations, Prior Period Bonus Payment, and Pro Rata Bonus Payment (each as defined below)); provided, however, that Kors has not been terminated for Cause as aforesaid. In the event that the Company Parties materially breach their obligations hereunder, including, without limitation, the Corporation's obligations to make payments pursuant to Section 4 hereof, then upon thirty (30) days’ notice to the Company Parties (which notice shall describe such breach in reasonable detail), unless the Company Parties (i) cure such breach within such thirty (30)-day period (or, if the breach cannot reasonably be cured within such thirty (30)-day period, initiates all possible action that substantially cures the breach within such thirty (30)-day period) to Kors’ reasonable satisfaction (which curative action, at a minimum, places Kors in a no less favorable economic and financial position than he would have been in had the breach not occurred) and (ii) provides evidence satisfactory to Kors that the Company Parties have done so, Kors may terminate his employment under this Agreement and in such event shall be relieved of all his further obligations hereunder and entitled to exercise any rights and remedies he may have at law or in equity with respect to such material breach. In the event of such termination due to breach by the Company Parties, the Corporation shall, in addition and not in limitation to any other rights and remedies Kors may have hereunder, at law or in equity, (A) promptly (i) pay Kors any Base Salary earned but not yet paid prior to the date of termination (to be paid in accordance with the Company’s normal payroll practices); (ii) pay Kors for any unused accrued vacation during the calendar year, (iii) reimburse Kors for any expenses pursuant to Section 7(a) and (iv) permit Kors to maintain his vested equity awards in accordance with Section 5(a)(iii) (collectively, the “Accrued Obligations”), (B) pay any Cash Incentive with respect to any applicable performance period that was completed prior to Kors’ termination from employment but which has not yet been paid, and in the case of this clause (B), such Cash Incentive shall be paid at such time as it would have otherwise been paid to Kors hereunder had his employment not been terminated and such Cash Incentive amounts shall be subject to certification by the MKHL Board (or appropriate committee thereof, including the Compensation Committee) as described in Section 4 of this Agreement (the “Prior Period Bonus Payment”), and (C) an amount representing the amount of the Cash Incentive payable for the fiscal year in which the Termination Date occurs, based on actual performance over the course of the applicable performance period, assuming Kors’ employment had not been terminated hereunder, multiplied by a fraction, the numerator of which is the number of days Kors was employed hereunder during the applicable performance period and the denominator of which is the full number of days in the applicable performance period (the “Pro Rata Bonus Payment”).

“Cause” shall mean: (i) the material breach by Kors of any material provision contained in this Agreement (including, without limitation, the provisions set forth in Section 3 hereof), which breach continues without the cure thereof by Kors for a period of thirty (30) days following written notice thereof from the Company Parties to Kors (which notice shall describe Kors’ breach in reasonable detail); (ii) the conviction of Kors for fraudulent or criminal conduct adversely affecting the Corporation; and (iii) the commission by Kors of any willful, reckless, or grossly negligent act which has a material adverse effect on the Company Parties or their respective products, trademarks or goodwill (including, without limitation, the reputation thereof).
(b)If Kors shall terminate his employment under this Agreement without the consent of the Company Parties other than by reason of Kors’ death, Permanent Disability or pursuant to the third sentence of Section 10(a) of this Agreement, the Corporation shall only remain responsible to Kors for (i) the Accrued Obligations and (ii) the Prior Period Bonus Payment. All other obligations of the Company Parties shall cease and, subject to Section 11, the parties hereto shall be relieved of all further obligations hereunder.
11.Kors Non-Competition. If Kors shall have terminated this Agreement pursuant to Section 10(b), for the remainder of Kors’ lifetime, (i) Kors agrees to serve as an independent and exclusive design consultant to the Corporation for a fee of US$1,000,000 per year, payable monthly in arrears in equal installments with such duties as shall be mutually agreed between Kors and the Company Parties in good faith at such time, and (ii) in consideration thereof, Kors shall not, without the written consent of the MKHL Board, engage anywhere in the world where the Company Parties or any other member of the MK Group is doing business, directly or indirectly, as a designer, consultant, officer, director, employee, agent, proprietor, partner or shareholder in any business (other than on behalf of the Company Parties or any other member of the MK Group) which engages in activities in competition with the Company Parties or any other member of the MK Group to the extent those activities were carried on by the Company Parties or any other member of the MK Group during the Term; provided, however, that the Company Parties may terminate such consulting arrangement and cease making such payments at any time, in which event Kors’ obligations to serve as a consultant to the Company Parties and to comply with such non-competition restrictions shall immediately terminate. Notwithstanding the foregoing, at any time, Kors may own up to 5% of the common stock or other securities of any public corporation and may have an interest as a member or limited partner in any limited liability company or partnership, provided he provides no services or advice of any kind to any such corporation, limited liability company or partnership.
12.Other Lines of Business; Transfer or Encumbrance of Marks. The MK Group shall not enter into any new line of business without the consent of Kors if Kors shall reasonably determine that such line of business is detrimental to the Marks.
13.Miscellaneous. This Agreement (i) constitutes the entire agreement between the parties concerning the subjects hereof and supersedes all prior agreements (except for any long-term incentive award agreements entered into between MKHL and Kors), (ii) may not be assigned by Kors without the prior written consent of the Company Parties, but shall be binding upon and inure to the benefit of Kors’ heirs, legal representatives and permitted assigns (without limiting the generality of the foregoing, the provisions of Sections 4 and 7 hereof specifically shall inure to the benefit of such heirs, legal representatives, successors and permitted assigns), (iii) may be assigned by the Company Parties in connection with any transfer of all or a substantial portion of such entity’s assets and shall be binding upon, and inure to the benefit of, the Company Parties’ successors and assigns, and (iv) may not be amended, modified or supplemented except by a writing signed by each party.
14.Arbitration. All disputes arising under this Agreement including but not limited to any claim for specific performance under Section 15 of this Agreement shall be submitted to binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association of the City of New York. Any arbitration proceeding shall be conducted in New York, New York before a single arbitrator or, if requested by either party, by a panel of three arbitrators.
15.Specific Enforcement. In addition to any remedies available to the parties at law, the parties each acknowledge that they would be irreparably damaged and there would be no adequate remedy at law for breach of either's obligations hereunder and, accordingly, this Agreement is to be specifically enforced if not performed according to its terms.
16.Severability. The provisions of this Agreement are severable. The invalidity of any provision shall not affect the validity of any other provision.
17.Governing Law. This Agreement shall be construed and governed in all respects under the laws of the State of New York (without reference to such State’s conflict of law rules).
18.Headings. Headings in this Agreement are for convenience of reference only and shall not define, limit or interpret the contents hereof.

19.Taxes. All payments to be made to and on behalf of Kors under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related record reporting requirements, including, with respect to the retainer and meeting payments referred to in the last sentence of Section 4(a), applicable U.K. statutory reductions.
20.Code Section 409A.
(a)It is the intention of the parties hereto that, to the extent any amounts or benefits payable under or otherwise with respect to this Agreement constitute nonqualified deferred compensation that is or may be subject to Section 409A of the Code and the treasury regulations or other official pronouncements thereunder (herein, collectively, “Section 409A”), the provisions of this Agreement shall be interpreted and administered in a manner (which may, as appropriate, include amendments to this Agreement) that will enable such amounts or benefits to satisfy the requirements of Section 409A (either pursuant to qualifying for an exemption from coverage under Section 409A or satisfying the substantive provisions for compliance with such section).
(b)For purposes of any reimbursement of expenses due to Kors or the provision of in-kind benefits with respect to Kors (including, without limitation, pursuant to Section 7 above), such reimbursements shall be made in a manner consistent with Code Section 409A, including Treasury Regulation Section 1.409A-3(i)(1)(iv). In that regard (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (ii) the reimbursement of eligible expenses shall be made on or before the end of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
(c)In the event that any amount or benefit payable under or otherwise with respect to this Agreement is conditioned on Kors’ termination of employment and such amount or benefit is not otherwise exempt from Section 409A, such termination of employment shall mean a “separation from service” within the meaning of Section 409A. In addition, if any such payment is conditioned on a separation from service by Kors and Kors shall then be a “specified employee” (as defined in Treasury Regulation section 1.409A-1(i)), then, to the extent necessary to avoid a violation of Section 409A, the portion of any such payment that would otherwise be paid within the six-month period immediately following Kors’ separation from service shall instead be deferred and paid in a single sum on the first day following the end of such six-month period.
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IN WITNESS WHEREOF, this Agreement is entered into as of March 28, 2018.
MICHAEL KORS HOLDINGS LIMITED
By:    /s/ John D. Idol
Name: John D. Idol
Title: Chairman & Chief Executive Officer

MICHAEL KORS (USA), INC.
By:    /s/ John D. Idol
Name: John D. Idol
Title: Chairman & Chief Executive Officer

/s/ Michael Kors
Michael D. Kors